Exhibit 99.1

NEWS RELEASE

For Immediate Release

OncoSec Announces $7.75 Million Public Offering

SAN DIEGO, Ca, March 26, 2012 — OncoSec Medical Incorporated (OTCBB: ONCS), which is developing its advanced-stage OncoSec Medical System (OMS) ElectroOncology therapies to treat solid tumor cancers, announced today that it has entered into definitive agreements with institutional investors to purchase $7.75 million of securities in a registered public offering.  OncoSec has agreed to sell to institutional investors an aggregate of 31,000,000 shares of its common stock at $0.25 per share.  Additionally, investors will receive Warrants to purchase up to 31,000,000 shares of common stock at an exercise price of $0.35 per share for a term of five years.

The gross proceeds of the offering are expected to be $7.75 million.  Net proceeds, after deducting the placement agent’s fee and other estimated offering expenses payable by OncoSec, are expected to be approximately $7.2 million.

OncoSec intends to use proceeds from the offering for general corporate purposes, including clinical trial expenses and research and development expenses.

“We are pleased to have the endorsement of several healthcare institutional investors that recognize the value of our clinical development plan,” said Punit Dhillon, President and CEO.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ:RODM - News), acted as the exclusive placement agent for the transaction.

The offering is expected to close on March 28, 2012, subject to customary closing conditions.

The securities described above are being offered by OncoSec pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission, or the SEC. A prospectus supplement related to the offering will be filed with the SEC. The securities may only be offered by means of a prospectus. Copies of the prospectus and prospectus supplement can be obtained directly from Rodman & Renshaw, LLC at info@rodm.com, or by mail at 1251 Avenue of the Americas, 20th floor, New York, NY 10020 and at the SEC’s website at www.sec.gov. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our common stock or warrants. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About OncoSec Medical Inc.

OncoSec Medical Incorporated is a biopharmaceutical company developing its advanced-stage OMS ElectroOncology therapies to treat solid tumor cancers and metastatic disease. OMS ElectroOncology therapies address an unmet medical need and represent a potential solution, for less invasive and less expensive therapies that are able to minimize detrimental effects resulting from currently available cancer treatments such as surgery, systemic chemotherapy or immunotherapy and other treatment alternatives.  OncoSec’s core technology is based upon its proprietary use of an electroporation platform, the OncoSec Medical System (OMS), to dramatically enhance the delivery and uptake of a locally delivered DNA-based immuno-cytokine (OMS ElectroImmunotherapy) or chemotherapeutic agents (OMS ElectroChemotherapy). Treatment of various solid cancers using these powerful and targeted anti-cancer agents has demonstrated selective destruction of cancerous cells while sparing healthy normal tissues during early and late stage clinical trials. OncoSec’s clinical programs include three Phase II clinical trials for OMS ElectroImmunotherapy targeting lethal skin cancers. More information is available at www.oncosec.com. Additional information may also be found at OncoSec’s Facebook, Twitter, and LinkedIn sites.

OncoSec Medical Incorporated • 4690 Executive Drive, Suite 250 • San Diego, California 92121

Telephone: (855) 662-6732 • Fax: (858) 430-3832

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This press release contains forward looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward looking statements.” Forward looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties which may cause our results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include, without limitation, the satisfaction of the closing conditions and our dependence on the investors’ commitments to fulfill their obligations in connection with our private placement financing, our ability to acquire, develop or commercialize new products, uncertainties inherent in pre-clinical studies and clinical trials, unexpected new data, safety and technical issues, competition and market conditions. These and additional risks and uncertainties are more fully described in OncoSec’s filings with the Securities and Exchange Commission. Undue reliance should not be placed on forward looking statements which speak only as of the date they are made. OncoSec disclaims any obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

CONTACTS:

Investor Relations Group: 212-825-3210

Investor Relations:	Adam Holdsworth, aholdsworth@investorrelationsgroup.com
Public Relations:	Laura Colontrelle, lcolontrelle@investorrelationsgroup.com

OncoSec Medical Inc.:

Investors:	Tu Diep, OncoSec Medical 855-OncoSec (1-855-662-6732) investors@oncosec.com
Media:	Jeff Richardson, Richardson & Associates 805-491-8313 jeff@richardsonglobalpr.com